THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ANF - Q1 2017 Abercrombie & Fitch Co Earnings Call EVENT DATE/TIME: MAY 25, 2017 / 12:30PM GMT OVERVIEW: Co. reported 1Q17 net sales of $661m, operating loss of $70m and net loss per diluted share of $0.91. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

C O R P O R A T E P A R T I C I P A N T S Brian P. Logan Abercrombie & Fitch Co. - VP of Finance and Controller Fran Horowitz Abercrombie & Fitch Co. - CEO and Director Joanne C. Crevoiserat Abercrombie & Fitch Co. - CFO, COO and EVP of Finance C O N F E R E N C E C A L L P A R T I C I P A N T S Courtney Ann Willson Cowen and Company, LLC, Research Division - Associate Douglas Drummond Wolfe Research, LLC - Research Analyst Janet Kloppenburg Julie Kim Kate Bridget Fitzsimons RBC Capital Markets, LLC, Research Division - Associate VP Lauren Elizabeth Cassel Morgan Stanley, Research Division - Research Associate Luke Chamberlain Hatton FBR Capital Markets & Co., Research Division - Associate Mark R. Altschwager Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst Marni Shapiro The Retail Tracker - Co-Founder Samantha M. Lanman Oppenheimer & Co. Inc., Research Division - Associate Stephen Albert BofA Merrill Lynch, Research Division - Research Analyst Tiffany Ann Kanaga Deutsche Bank AG, Research Division - Research Associate P R E S E N T A T I O N Operator Good day, everyone, and welcome to the Abercrombie & Fitch First Quarter Fiscal Year 2017 Earnings Call. Today's conference is being recorded. (Operator Instructions) Now at this time, I'd like to turn the conference over to Brian Logan. Mr. Logan, please go ahead. Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance and Controller Thank you. Good morning, and welcome to our first quarter earnings call. Earlier this morning, we released our first quarter sales and earnings, income statement, balance sheet, store opening and closing summary and an updated financial history. Please feel free to reference these materials, which are available on our website. Also available on our website is an investor presentation, which we will be referring to in our comments during this call. Joining me today are Fran Horowitz, Chief Executive Officer; and Joanne Crevoiserat, Chief Operating Officer and Chief Financial Officer. Before we begin, I remind you that any forward-looking statements we may make today are subject to the safe harbor statement found in our SEC filings. In addition, we will be referring to certain non-GAAP financial member -- measures during the call. Additional details are included in the release issued earlier this morning. 2 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 25, 2017 / 12:30PM, ANF - Q1 2017 Abercrombie & Fitch Co Earnings Call

With that, I hand the call over to Fran, who will provide color around current performance and an update on our strategic initiatives. Fran Horowitz - Abercrombie & Fitch Co. - CEO and Director Thank you, Brian, and good morning, everyone. Our overall results for the first quarter were largely in line with our plans. A continued challenging promotional environment, saw a tougher-than-expected February, a strong Easter peak led to an improved March and April as a whole. Progress has been made, although we are far from satisfied. There's still much work to be done. And we continue to focus on aggressive execution of our plans, in what we expect will be a continued promotional and generally challenging retail environment in the second quarter. Our largest brand, Hollister, built some momentum from its now solid base, to deliver a 3% increase in comp sales, as we leverage customer insights from our loyalty program and in-store research to engage with and respond to customers. At Abercrombie, top line results were in line with our expectations. We continue to apply learnings from the Hollister evolution and improve fundamental processes around assortment architecture and planning, and work through the tail of the assortment architecture issues we identified last quarter and referenced on our last call. The tail has taken a little longer to work through than we would have liked, and there will be some residual carryover into the second quarter that will weigh on gross margin. So we'd still characterize Abercrombie as a work in progress. The foundations for its revitalization are being put in place. With strong leadership and the brand's new positioning and purpose work almost complete, we're optimistic about the prospects for the storied brand, which has outfitted presidents, pioneers, adventurers and explorers, and celebrates its 125th birthday later this year. Before we turn to our brand level progress this quarter, I'll provide an overview on the progress we're making across the business as a whole, underpinning our continuing confidence in our strategy and the team's ability to execute against it. Store traffic headwinds and a promotional environment remains an industry challenge, so we remain focused on inspiring customers, innovating and developing leaders to strengthen our brands and adapt to the evolving landscape. We've previously spoken about meeting our customers whenever, wherever and however they choose to engage with our brands. That means omnichannel must truly be seamless and frictionless, allowing customers to start in one medium, migrate to another and engage with the brand in complete sales across platforms and locations. Understanding a fundamental shift in retail was underway, we were early to invest in building our direct-to-consumer infrastructure. It is paying off with DTC now accounting for 27% of sales, up from 24% in the prior year period. We have now rounded out our omnichannel capabilities. We have fully integrated abercrombie and kids websites. We're optimized for mobile, including apps, payment and tracking across multiple social media platforms. We offer popins and in-store reservation and online in-store returns. And we have a fast-growing, highly engaging loyalty programs. This full omnichannel offering has been successfully rolled out in the U.S., Canada and the U.K. across both brands. We are now planning to roll it out internationally, including local language app throughout the remainder of 2017. On a related note, Total Retail, in conjunction with Radial, recently conducted its first-ever ranking of 100 publicly traded retailers that have omnichannel capabilities. The survey showed Abercrombie & Fitch is in an excellent position, tied for fourth place overall. In a constantly evolving environment, we are confident we have invested in the right foundation and capabilities to allow us to stay ahead of the curve and to deliver the frictionless omnichannel experience that consumers demand. Loyalty programs have been a particularly important customer trust point for us, with successful rollouts across the Hollister and Abercrombie brands providing timely customer insights, driving customer engagement and a meaningfully higher average level of customer spend. It is clear to us there is an important relationship between our physical stores and our digital presence. The presence of the stores still acts as an important gateway to the brand, both as a physical store presence, but also as a local brand hub for online engagement. And the direct interplay between the two, such as order-in-store, popins and reserve in-store. This understanding shapes how we think about total store footprint to make broader regional perspective in our overall CapEx spending. Joanne will speak more on that in a moment. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 25, 2017 / 12:30PM, ANF - Q1 2017 Abercrombie & Fitch Co Earnings Call

Our experience has shown that we are able to create inviting spaces, often on smaller footprints that encourage brand engagement and product trial, and drive conversion. Our first A&F prototype store is demonstrating improved productivity on a smaller footprint. This is an approach we'll be extending to our prototype rollout this year. For example, we have one A&F location identified where we expect the prototype will be able to deliver similar or greater in-store sales and profit in less than half of the floor space than the store it's replacing. Still on the physical store side of things, we continue to work with partners with deep retail expertise that can act as our regional guides, partner and steward of our brand in growth markets. That includes partners such as Grupo Axo in Mexico and Majid Al Futtaim Fashion, or MAFF, in the Middle East. In the first quarter, MAFF opened 4 new stores under franchise in Qatar, and we look forward to further openings in the region with them during 2017. We also seek to build partnerships and collaboration wherever they can enhance our ability to engage with customers authentically and at scale, while maintaining the integrity of our brand. We have been early and enthusiastic adopters of social media to engage with our customers. Our close partnership with Snapchat and Instagram have given us access to alpha and beta programs. These have led to our Geofilters and initiatives being some of the most successful on those platforms, resulting in high levels of brand engagement and additional opportunities to drive engagement around specific points in the calendar, both traditional and nontraditional, which is Valentine's Day and April Fools' Day. We've struck an innovative content partnership with AwesomenessTV, specialists in mobile video content specifically designed to engage with our teen Hollister audience. This initial year-long partnership incorporates multiple experiential touch points, including music, concerts and opportunities for comprehensive, yet unobtrusive, product placement around a specially commissioned series called This is Summer. The series premiered last weekend on its YouTube channel, which has more than 5 million subscribers, and it is off to a strong start. During the quarter, we also launched the Hollister surf game designed on the Rovio gaming platform. Designed for mobile phone play, it's also accessible through our Instagram, Facebook and Snapchat assets. With more than 27 million impressions across the platform and significantly longer average viewing time, results far exceeded our expectations and Rovio's. These types of initiatives are important drivers of brand consideration and engagement, and speak to the multifaceted customer journey for our core teen Hollister demographic as well as our 20-something Abercrombie demographic. Our wholesale partnerships allow us to maintain brand control, provide a platform for expanding our reach in certain markets and explore their potential without having to make additional immediate physical infrastructure investments. In the first quarter, Hollister and Abercrombie products started to be offered through our partnership with leading e-commerce platform, Zalora. This move generated significant buzz in market and provides a platform for Zalora's more than 600 million customers across Southeast Asia to engage with our brands. Our ongoing process of learning continues to inform our people, processes and products. We can adapt and execute better and faster, ensuring more consistent delivery of the right product at the right time with the right brand voice and with the right brand experience. While the market remains challenging and the process of revitalizing an iconic brand is no simple task, we have the right people and processes in place to allow us to continue to make progress and be successful for the long term. Now turning to the specifics of how we did at a brand level. Our largest brand, Hollister, we characterized it as stabilized last quarter. We've now started to capitalize on that stability and deliver growth. We made top line progress, following a strong performance in our core categories of denim, fleece and outerwear, where we saw double-digit growth. We also set a record for the most jeans sold in any first quarter in the brand's history. Our emerging growth categories, which include intimates and swim, more than doubled. It's clear that our marketing strategies focused on these core and emerging growth categories and comprising a mix of in-store, email and social in driving meaningful improvement in engagement, conversion, and most importantly, sales. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 25, 2017 / 12:30PM, ANF - Q1 2017 Abercrombie & Fitch Co Earnings Call

We remain focused on staying close to our customers. In order to understand and adapt to their needs, the insights from our voice of customer and CRM programs continue to provide valuable insights. And our Club Cali loyalty program also has an important role to play. It continues to add about 250,000 members a month and ended the quarter with more than 5.7 million members. In addition to helping us understand customer preferences and trends, members spend on average significantly more than nonmembers. Our team is also active with testing in-store, which means we can respond swiftly and lean in when the real-time data points to an opportunity. For example, we were able to successfully chase about 30% orders, including a significant amount of swimwear to impact our spring season. As you'll recall, our customers' feedback were the driver to our relaunch of Gilly Hicks last quarter. After a phased product introduction in 2016, the product is now set in all stores around the world. We've seen continued positive reaction to its reintroduction and have a much better sense of its potential for growth. We plan to test this aggressively throughout the remainder of 2017 with dedicated space carve-outs being added to 5 domestic U.S. stores and 15 international stores. Now turning to Abercrombie. The brand performed as we expected in a tough promotional environment and with the team still working through the architecture and planning-related issue so called out last quarter. As I mentioned earlier, this was the key internal contributor to the pressure on gross margin in the first quarter. With increased depth of volume inventory investment in top 30 items and ongoing reduction in the number of SKUs, our assortment now has more focus. This process has taken somewhat longer than expected to work through, and the team continues to work methodically through the whole assortment. With more focus and balance with each new floorset, we are building foundations for sustainable long-term improvements. We saw our core focus categories increase as a percentage of total sales, with positive comps in sweaters and pants across genders. We also saw meaningful improvement in our target growth categories, such as swim and dresses, which outpaced overall growth. Similarly, the investments in architecture and assortment on the kids brand is paying off. Our closeness to the customer continues to serve us well in our revitalization journey. The multiple customer and business touch points online and in-store allow us to react and respond swiftly when we see an opportunity. Overall, our ability to respond to learnings and chase into new assortments enabled us to chase approximately 20% of orders. As the impact of the learnings take hold, we expect to be able to further improve the scale and efficacy of our chase ability. Our prototype store continues to deliver transferable scalable learnings and useful feedback through our various customer touch points and systems as well as direct customer feedback, and we look forward to the rollout of another 6 prototypes throughout the course of 2017, and continued learning and evolution through those experiences. Our loyalty program, the A&F Club, had a strong start to its rollout in the first quarter, incorporating learnings from the Hollister Club Cali program. By the end of the quarter, it had more than 1.7 million members signed up, and we're adding approximately 200,000 new members every month. We are encouraged by its performance, which is driving excitement and engagement with our customer. It is ahead of Hollister's strong performance on the most relevant KPIs over that initial period, namely customer enrollment and identification. Overall, we've made some solid foundational progress at Abercrombie benefiting from our targeted architecture changes and supported by strategic inventory investments. We saw outperformance in sweaters, pants and swim across genders during the quarter. However, the full impact of some of the merchandising improvements we continue to make will be fully realized later in the year. On the marketing front, we hired a new CMO, Will Smith. In addition to driving improvement and the execution of our basic marketing, blocking and tackling, Will has been focused on sharpening the Abercrombie & Fitch brand positioning and purpose, and developing a supporting campaign. We'll be sharing more on that in the coming quarters. Overall, I am encouraged by the progress that has been made. In a still challenging and heavily promotional retail environment, we are making meaningful improvements to our business and showing progress across a range of financial and nonfinancial metrics. We continue to maintain a disciplined approach to our cost structure, with a balanced focus between dealing with short-term realities and driving towards our long-term ambition. I remain confident in our strategic direction and our team's ability to execute on our plans. 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 25, 2017 / 12:30PM, ANF - Q1 2017 Abercrombie & Fitch Co Earnings Call

And with that, I will hand it over to Joanne. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - CFO, COO and EVP of Finance Thanks, Fran, and good morning, everyone. As Fran mentioned, our overall results for the quarter were largely in line with our expectations coming into the quarter. We delivered sequential quarterly top line improvement across all brands in a highly promotional environment. We continue to make progress on our strategic initiatives and are focused on tightly managing the business in a difficult environment. I'll briefly walk you through our first quarter results, then update our full year outlook. Starting with the first quarter, net sales were $661 million, down 4% from last year with foreign currency adversely impacted sales by approximately $12 million or 170 basis points. Comp sales for the quarter were down 3% with broad improvement from last quarter delivered across all brands, geographies and channels. While traffic remained a headwind, the trend improved from last quarter, and conversion trends remained positive. As shown on Page 4 of the Investor Presentation, by geography, comp sales for the quarter were down 3% in the U.S. and down 2% in international markets. By brand, comp sales for the quarter were up 3% for Hollister and down 10% for Abercrombie. Hollister continued to capitalize on momentum, delivering positive comp sales in both the U.S. and international markets for the quarter. Abercrombie also made progress, with comp sales improving from last quarter across both geographies and channels. In addition, comp sales in our flagship and tourist stores improved from last quarter despite continued traffic headwind. The investments made in store training and CapEx focused on enhancing the customers' in-store experience are starting to pay off as conversion trends improved from last quarter. As Fran mentioned, we continue to leverage the early and continuing investments we've made in mobile, omnichannel and fulfillment capabilities, with our DTC business delivering another quarter of solid growth in both the U.S. and international markets. For the quarter, the direct-to-consumer business grew to 27% of total sales compared to 24% of total sales last year. Gross margin for the quarter was 60.3%, 130 basis points lower than last year on a constant currency basis, as the reduction in average unit cost was more than offset by lower average unit retail. While we expected gross margin to be pressured during the quarter as we contended with steep traffic headwinds early on and also worked through the assortment issues identified last quarter, the competitive environment resulted in more promotional activity than planned. We expect gross margin will continue to be pressured into the second quarter as we work through the tail of the assortment issues and as the competitive environment remains promotional. Moving to operating expense, we are on track to deliver at least $100 million in expense reductions that we announced last quarter. A portion of this, as you recall, will be reinvested to support revenue-driving activities. During the quarter, stores and distribution expense decreased $9 million, and marketing, general and administrative expense decreased $5 million, which was net of incremental investments in marketing and in direct-to-consumer and omnichannel capabilities to drive growth. Operating loss for the quarter was $70 million compared to $55 million last year, which included the adverse effect from FX of approximately $5 million. The effective tax rate for the quarter was 18%, significantly lower than statutory rates, primarily due to a discrete noncash income tax charge of $9 million related to a change in share-based compensation accounting standards, as we announced last quarter. For further clarification, this charge is primarily related to awards that expired unexercised during the quarter, which, under previous guidance, would have been recorded to additional paid-in capital on the balance sheet. In addition, the core tax rate was 31%, slightly lower than expected coming into the quarter, and continues to be highly sensitive at lower level of estimated full year earnings. Net loss per diluted share was $0.91 compared to $0.59 last year and included the adverse effect from FX of approximately $0.05 net of hedging. In addition, the tax items I just mentioned adversely impacted net loss per diluted share for the quarter by approximately $0.19. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 25, 2017 / 12:30PM, ANF - Q1 2017 Abercrombie & Fitch Co Earnings Call

Turning to the balance sheet. We ended the quarter with cash of $421 million compared to $491 million last year, and gross borrowings outstanding of $268 million compared to $293 million last year. Additionally, we continue to tightly manage inventory, ending the quarter with total inventory down 8% compared to last year. Overall, inventory levels and content are well balanced. Going forward, we expect to continue to drive incremental improvement in inventory productivity, but expect it to be more in line with sales performance. Details of our store openings and closings for the quarter are included on Page 8 and 9 of the Investor Presentation. At the end of the quarter, we operated 705 stores in the U.S. and 188 stores across Canada, Europe, Asia and the Middle East. With regard to our outlook for the balance of the year, we expect comp sales to remain challenging in the second quarter, with trend improvement expected in the second half of the year as our strategic investments in marketing and loyalty programs, omnichannel capabilities and the store experience gain traction. In addition, we expect the gross margin rate for the full year to now be down slightly to fiscal 2016's adjusted non-GAAP rate of 61%. We expect the gross margin rate to remain pressured in the second quarter. However, we expect margin rate growth in the second half of the year driven by lower average unit costs on stabilized average unit retails as the merchandising improvements we are making take hold. After providing for reinvestment in growth-driving activities, we expect the operating expense to be down at least 3% from last year's adjusted non-GAAP operating expense of $2 billion. We expect the net year-over-year savings to be weighted toward the second half of the year as we lap key investments and actions taken last year. Operating efficiency continues to be a focus across the entire organization. And we will continue to pursue additional expense savings opportunities throughout the year. We expect the full year effective tax rate to reflect the core tax rate in the low 30s, which remains highly sensitive at lower levels of pretax earnings. Additionally, we expect the effective tax rate to reflect the full year impact from discrete noncash income tax charges of approximately $11 million. This is due to the previously referenced change in share-based compensation accounting standards, the majority of which is reflected in our first quarter results. As we look at our ongoing channel optimization program, we are focused on allocating our resources to better serve our customers wherever they choose to shop. For the past several years, we have been actively managing our channel mix and store fleet to address shifts in customer shopping preferences. And we are making strategic decisions with a focus on driving greater productivity in this changing environment. These decisions may result in a variety of potential actions. On the brick-and-mortar side, these actions include remodeling, relocating, downsizing or closing store locations as well as investing in select new store openings. On the digital front, actions include further investments in web and mobile experiences, omnichannel capabilities and further enhancing CRM capabilities. With respect to capital allocation, we expect capital expenditures to be approximately $100 million for the full year, as we focus on projects that are aligned with our strategic priorities and provide the highest return. For 2017, this includes approximately $70 million for store updates and new stores, and approximately $20 million to support the continued global rollout of omnichannel and CRM capabilities. For the year, we expect to close approximately 60 stores in the U.S. through natural lease expirations and to complete approximately 40 Hollister remodels, about 10 of which will include a downsizing of an existing location. We expect to complete 7 new A&F prototype stores, 4 of which will include a downsizing of an existing location. And we expect to open 7 full-priced stores, including 6 in the U.S. and 1 in international markets as well as 2 outlet stores. Importantly, with about 50% of our U.S. leases expiring by the end of fiscal 2018, we continue to have significant lease flexibility as we move forward, to drive the right balance and an engaging experience for our customers in an evolving omnichannel environment. 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 25, 2017 / 12:30PM, ANF - Q1 2017 Abercrombie & Fitch Co Earnings Call

The dividend also remains an important element of our capital allocation philosophy. Last week, we announced that our Board of Directors approved the $0.20 quarterly dividend. We have a strong balance sheet and a disciplined approach to managing capital and operating expense. We continue to expect to generate the cash necessary to invest in the business, meet our debt obligations and maintain the dividend. As we did in the first quarter, we will continue to tightly manage the business, positioning our resources behind our strategic priorities to drive both bottom line improvements, while funding top line growth initiatives. Now I'll turn the call back over to Fran for some closing remarks. Fran Horowitz - Abercrombie & Fitch Co. - CEO and Director Thank you, Joanne. As I said earlier, we made meaningful progress this past quarter, but we are far from satisfied. We are focused on continual improvement on the basics, delivering excellence on all aspects of our execution with a view to inspiring customers, innovating throughout all aspects of our business and developing our leaders to help drive our future success. We will deepen our customer connections. We'll be ever more engaging storytellers, activating new campaigns and exploring innovative new ways to engage customers. We will be present wherever our customers are, continuing to build on our omnichannel capabilities, develop partnerships and create new store experiences to engage customers whenever, wherever and however they choose to connect with our brands. And we will continue to run a tight ship from a financial management perspective. I remain confident in our strategic direction and our team's ability to execute on our plans. And I would like to thank all our teams for their energy, passion and dedication to continuing to move our brands forward. Now I will turn the call back to Brian. Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance and Controller Thanks, Fran. That concludes our prepared comments. With respect to preliminary discussions we have had with interested parties regarding a potential transaction with the company, we will not be providing any commentary during this call, nor do we plan to comment until those discussions are complete. At this time, we will be happy to take your questions. (Operator Instructions) Thank you. Q U E S T I O N S A N D A N S W E R S Operator (Operator Instructions) First we'll go to Simeon Siegel with Nomura. Julie Kim This is Julie Kim on for Simeon. It was mentioned that comps are expected to continue to be challenged next quarter, but improved in the back half. Could you provide detail by brand and geography, and if that back half improvement means less negative or getting to positive comps? Fran Horowitz - Abercrombie & Fitch Co. - CEO and Director Sure. It's Fran. So yes, we expect in the second quarter for the environment to remain competitive and promotional, as we mentioned. As we head into the back half of the year, with our strong team and improved processes in place, we do expect that our execution this year in the back half, 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 25, 2017 / 12:30PM, ANF - Q1 2017 Abercrombie & Fitch Co Earnings Call

those strategic initiatives and investments in marketing and omnichannel, training and store environment begin to take hold. We see that evolution happening in the back half of the second quarter and to the second half of the year. Julie Kim Okay. And any quantification there on if you're expecting those comps to be positive or just less negative in the back half? Joanne C. Crevoiserat - Abercrombie & Fitch Co. - CFO, COO and EVP of Finance Yes, our outlook -- as we said in our outlook, we expect the trends to improve as we move through the back half of the year. Operator Next, we'll go to Brian Tunick with Royal Bank of Canada. Kate Bridget Fitzsimons - RBC Capital Markets, LLC, Research Division - Associate VP This is Kate on for Brian. I guess, just trying to understand the gross margin outlook here for 2Q. Should we expect pressure similar to what we saw in Q1? And then, I guess, just when we're thinking about the gross margin by brand go-forward, should we continue to expect Hollister to improve, whereas it's the core adult brand that continues to lag? I guess, just how are you thinking about gross margin opportunities by brand go forward? Fran Horowitz - Abercrombie & Fitch Co. - CEO and Director Kate, I'm going to pass that question to Joanne. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - CFO, COO and EVP of Finance Yes. As it relates to the gross margin outlook for Q2, Kate, much of the environment, we think, will remain challenging, very similar to Q1. We expect to have AUC benefit in the second quarter and running through the back half of the year. But as we saw in the first quarter, with the challenging environment and the work we're doing on our assortments, we expect AUR pressure to offset the AUC -- any AUC benefits we have in the second quarter. As we move into the back half of the year, from -- we haven't been specific about the brand improvement, but we do expect margin improvement as our assortments become better balanced. As you know, our inventories are well managed, so we expect that as we drive stronger engagement with our customers and better balance of our assortment, we expect to be able to step away from some of the discounting to drive through -- drive our sell-throughs and to stabilize AUR. Operator Next, we'll go to Stephen Albert with Bank of America. Stephen Albert - BofA Merrill Lynch, Research Division - Research Analyst I just wanted to ask about the deleverage impact from increased shipping costs in 1Q and just wanted to confirm that your shipping expenses for your online business, they flow through stores and distribution, not GM, which is somewhat different than how other retailers present it. Correct? 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 25, 2017 / 12:30PM, ANF - Q1 2017 Abercrombie & Fitch Co Earnings Call

Joanne C. Crevoiserat - Abercrombie & Fitch Co. - CFO, COO and EVP of Finance Yes, I'll jump in. The shipping cost does through -- flow through stores and distribution. All of the DTC variable expenses flows through our stores and distribution lines in our expense reporting. And we do see higher variable cost with that DTC business growth. We have expected to invest in the DTC business, and that has been part of our understanding and our management of our overall P&L as we've entered the year. We did find $100 million worth of savings and are executing against that, and has -- as said, we are reinvesting some of that savings back in to fund our growth, both in marketing and DTC channel. And the shipping cost would be an element of that. Fran Horowitz - Abercrombie & Fitch Co. - CEO and Director And just to underscore, our investment in omni and the fact that we're 100% omni-capable between the U.S., U.K. and Canada is a nice proof point for us because our true omni customer is actually more profitable than a single channel customer. So the teams are focused -- our marketing team is focused on making sure that we leverage that true omni customer. Operator And now we'll move on to Anna Andreeva with Oppenheimer. Samantha M. Lanman - Oppenheimer & Co. Inc., Research Division - Associate This is Sam Lanman on for Anna. I just have a couple of questions on international. The trend improved again sequentially. Can you expand on what drove that? Did you see difference between flagships versus local store improvement? And then additionally, on your store fleet internationally, can you remind us of the timing for those leases coming due? I'm curious if we could see additional store closures, especially at flagships. Fran Horowitz - Abercrombie & Fitch Co. - CEO and Director Let me take the first part of that question. It's Fran. So we've invested in our store training. We've made some CapEx investments and we've also focused on our regional assortments. All 3 of those are beginning to show improvements in our international flag stores to our conversion metric. On the back half of the year, we're actually looking forward to rolling out our domestic loyalty programs internationally. And the success of those as well as our omni-capabilities are in-store for the back half of the year. But I'll turn it over to Joanne for the balance of the question. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - CFO, COO and EVP of Finance Yes. In terms of the international store fleet leases, we do have flexibility in the leases, a little bit less flexibility in the flagships than the balance of the fleet. But we do have kick-out clauses that give us flexibility to close stores internationally. And as we've said in the past, our international stores remain very profitable and our flagship stores in the aggregate are profitable. And we wouldn't expect to close many. However, when we have the ability and we have kick outs and it makes financial sense, we're also not shy to close as evidenced by the Pedder Street and Korea decisions we made last year. We have no new closures to announce at this point. Operator And now we move to Janet Kloppenburg with JJK Research. Janet Kloppenburg I wondered, Fran, if you could talk a little bit about the A&F repositioning. I'm wondering if it has more to do with product and pricing architecture or more to do with brand awareness and the repositioning -- awareness of the brand's repositioning. If you could talk a little bit about what you 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 25, 2017 / 12:30PM, ANF - Q1 2017 Abercrombie & Fitch Co Earnings Call

think is the more -- greater challenge there and the remedies you have in place to restore a brand following in A&F, that would help a lot. And just at Hollister, when you think about the back half, I think you're thinking that you can promote at a lower cadence than you did in the first thing you're going through in the first half. And I'm just wondering if that has to do with your view on the environment or if there are some merchandising upgrades or marketing that we could expect to drive that. Fran Horowitz - Abercrombie & Fitch Co. - CEO and Director Janet, it's Fran. So let's start with the first part of the question, which is the A&F brand. So A&F is a very strong brand with 125 years of history and heritage. And the current objective really is just to sharpen our focus a bit. We've learned a lot over the past year. We've also added, as you know, our new CMO as well as a new outside agency, and they're helping us to sharpen that focus. I think we've talked a couple of times about the fact that domestically, specifically, 80% of our consumers start to shop with us at the age of 18. And we are focused on the 20-something consumer, but narrowing that focus down to really the early 20s, the 21 to 24 bull's-eyes for that brand. As far as the ticket pricing, I think, specifically last week though, we are well positioned with where our current ticket prices are. But again, just to reiterate, a lot of learnings in Hollister continue to help us make sure that we are moving ahead in Abercrombie where we need to. We've taken recently some focus groups around the country. And we have pressure tested where we're headed for the back half of second quarter and into the fall. And we've been able to adjust from those learnings. So we continually keep ourselves close to the customer and listening to what our opportunities are. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - CFO, COO and EVP of Finance Yes. And just to underscore, Janet, you hit on pretty much every aspect of our customer touch points, and we are focused on making progress in all of those touch points. They all matter. It's voice through our marketing, but it's also product and it's also experience. And we've talked a lot about having the right balance in our assortment and the right depth behind the items that matter and making sure that our assortments are relevant to our core customer. And that work continues -- is underway at Abercrombie. We don't expect a big departure from our ticketing structure or our core category structure. But we continue to improve our execution around our assortments. We are making investments to improve the store experience, and Fran touched on all the work that's going on in marketing to shape that Abercrombie go-to-market strategy as we move forward. And I'll just jump in on the Hollister promotional aspect. I think it's across our entire assortment. We do have an opportunity to execute better in the back half. And it's a little bit about stepping away from promotions. It's also about having the depth behind the items to drive the business at the right time. So there's a combination of making sure that the assortment architecture supports the big businesses that we expect to do in the back half of the year, and also making sure that our marketing efforts are tied in. In Hollister, as we've moved through the first quarter, as Fran mentioned, we are having success when we tie that marketing message to our assortment architecture and the in-store experience. We see the customer respond nicely to that, and that's our area of focus and that's our expectation for improvement in the back half. Fran Horowitz - Abercrombie & Fitch Co. - CEO and Director A great example of that, Janet, just to go back on that for a minute, so in the first quarter for Hollister, we sold the most amount of denim in the history of the brand and that was through a great engagement between our inventory, our marketing and our customer engagements. And those are the learnings that we'll continue to apply as we go throughout the year. Operator Next we'll go to Adrienne Yih with Wolfe Research. Douglas Drummond - Wolfe Research, LLC - Research Analyst This is Doug Drummond on Adrienne. I want to focus on DTC. It looks like DTC sales accelerated nicely to a high single-digit growth rate for the quarter. So just -- I'm curious how are you approaching your promotional strategy with respect to online versus brick-and-mortar. And just to clarify some comments earlier, is the DTC portion of the business both gross and margin accretive to the overall mix? 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 25, 2017 / 12:30PM, ANF - Q1 2017 Abercrombie & Fitch Co Earnings Call

Fran Horowitz - Abercrombie & Fitch Co. - CEO and Director So yes, Doug. We are -- we were also pleased with our progress in our DTC channels, it's an investment we have made from an omni perspective very early on in our investment history. So the success of that -- the 27% was nice accomplishment for this quarter. We do expect that to continue as we move through the year. Our approach to it, though, is to have a seamless opportunity for our consumer to shop wherever, whenever and however they choose to shop with us. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - CFO, COO and EVP of Finance Yes, and I'll just jump in on the margins picture. It is -- the DTC business has a higher variable cost component to it, but a lower fixed cost. And we have laid the foundation to capture that business. As we've seen customer shopping preferences change and shift, we've -- as Fran mentioned, we're early adopters and have made investments to drive that business. We think -- we continue to invest to make that experience frictionless, to improve the engagement of our websites and our interaction on mobile devices, where we're seeing a much, much stronger growth and the customer is continuing to shift on that device. And we have invested in localized fulfillment as well as our localized websites across the globe. We are able to leverage those investments to capture this business. And it is operating margin accretive to the business in total. Operator Our next question comes from Tiffany Kanaga with Deutsche Bank. Tiffany Ann Kanaga - Deutsche Bank AG, Research Division - Research Associate Would you break out in more detail where you're driving the $100 million in expense reduction and, in particular, where you're finding upsides versus the original guidance of the down 3% for the year? And additionally, as I look out beyond this year, do you see incremental opportunity for further reductions without cutting into essential items, and where they could be? Or in other words, where's the right level of SG&A spend for the organization assuming comp stabilization? Joanne C. Crevoiserat - Abercrombie & Fitch Co. - CFO, COO and EVP of Finance Yes, we had a lot of success as we came into the year in identifying expense savings. That expense savings, the $100 million, we really found throughout the P&L. So there wasn't one large bucket. It was in a lot of smaller areas. And as an example, in the first quarter, we leveraged our occupancy cost and some of that was rent savings, but some of that was utility savings where we implemented LED lighting in our stores and are able to save some utility cost. So that's just an example. But we have found savings through the -- throughout the P&L. We are reinvesting a portion of that back in to marketing, to support marketing and DTC, as we mentioned earlier. So the net save that's reflected in our results will be net of those reinvestments, as mentioned, that marketing investment sits in the MG&A category, and the DTC investments are in stores and distribution. We do expect to continue to focus on this. Operating efficiency is a focus of our organization. We have embedded an expense savings program throughout our organization. We're getting participation -- strong participation from all levels of the organization in what we call our CPI program. It's a continuous profit improvement program. And we expect to continue to find savings as we move forward, both this year and in the future. Operator Our next question comes from Marni Shapiro with The Retail Tracker. 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 25, 2017 / 12:30PM, ANF - Q1 2017 Abercrombie & Fitch Co Earnings Call

Marni Shapiro - The Retail Tracker - Co-Founder So I had one clarification. The denim at Hollister, which is very impressive, does that include an acceleration or sales in both men's and women's? And does it include denim shorts as well as long pants? Fran Horowitz - Abercrombie & Fitch Co. - CEO and Director Marni, it's Fran. Yes, it is across both genders. We had a strong performance on both guys and girls. And that is specifically full-length denim, including ankle, but not including shorts. Marni Shapiro - The Retail Tracker - Co-Founder Excellent. And then can I ask a sort of bigger picture question here? In the past, when you would set a new product line, which you've had success with at Hollister, some of these new fashion sets -- the customer would discover it coming into the store and you'd see the conversion immediately. Could you just pull back a little bit and talk a little bit about how is the customer engaging with this new product? Is she discovering it by clicking through your emails? Or is she liking it on Insta? And what kind of response are you seeing to -- for that product, specifically, for these fashion hits to reserve in-store? And is this collectively driving traffic to the store because you're able to support these new fashion hits with all these together? Fran Horowitz - Abercrombie & Fitch Co. - CEO and Director The answer to the question, Marni, it's essentially all of those channels, both social, e-mail, et cetera, are helping to engage our consumer. We learned a lot about connecting our marketing and our inventory investments this past quarter, specifically in Hollister, which helped drive the results -- the top line results that we were pleased with. So a good example of that is we've had a nice swim business for the first quarter. We went out early on e-mail. We talked to the customer early on to make sure that they knew that we were a destination for swim, and that drove their awareness as well as their engagement and conversion. Marni Shapiro - The Retail Tracker - Co-Founder Is -- are you finding a better response when it's a more focused conversation, so swimming a good example versus a branded conversation? Fran Horowitz - Abercrombie & Fitch Co. - CEO and Director Yes, we are. When we marry the marketing and the inventory investment and speak to the customer very specifically, we are absolutely seeing that. Marni Shapiro - The Retail Tracker - Co-Founder And did you mention is it driving the bricks and clicks, the reserve in-store? Fran Horowitz - Abercrombie & Fitch Co. - CEO and Director Yes, it drives the total omni experience. Yes, it drives -- sorry, yes, it drives the entire omni experience, so that whenever -- wherever, whenever and however they choose to shop, it has been driving that opportunity. 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 25, 2017 / 12:30PM, ANF - Q1 2017 Abercrombie & Fitch Co Earnings Call

Joanne C. Crevoiserat - Abercrombie & Fitch Co. - CFO, COO and EVP of Finance And just the reserve in-store functionality is fairly new. We are -- we have just rolled that out this quarter, so we -- I wouldn't say that, that is one specific lever that the customer is voting they want to use. All of our omnichannel offerings are being leveraged by our customers. I think this underscores our need to make sure we're engaging with our customers where they are. We're finding tremendous response and engagement on Instagram, response from our e-mails. But importantly, to our loyalty program, we have been leveraging the loyalty program, and that's been building momentum in Hollister since middle of last year. And we've successfully leveraged that program to drive traffic to our stores. Operator (Operator Instructions) Next, we'll go to Oliver Chen with Cowen and Company. Courtney Ann Willson - Cowen and Company, LLC, Research Division - Associate It's Courtney Willson on for Oliver today. Just on mobile, you mentioned you're fully optimized. Can you comment on conversion and any traffic trends that you're seeing in mobile? And then in malls that you're located in that had have department store closures, can you talk about the traffic impact there, if any, that you're seeing? Joanne C. Crevoiserat - Abercrombie & Fitch Co. - CFO, COO and EVP of Finance Yes, this is Joanne, Courtney. I'll jump in on that. On the mobile phone conversion in total, we are seeing traffic trends continue to grow in mobile. So our customer continues to shift to leverage their mobile phone for not only shopping, but browsing and interacting with the brands through our loyalty programs, through our apps. We have invested in those experiences, and that continues to be a growing importance to our customer. In terms of conversion, actual shopping conversion on the phone, the phone is probably our lowest conversion medium from -- if you sort of measure conversion from the store through the web down to mobile. However, we are seeing very, very strong double-digit increases in conversion as we invest in improvements in our capabilities on mobile. We have made that shopping experience and continue to improve it to make it easier and seamless for the customer to go from viewing and browsing to buying. But they're using their mobile phone for more than just shopping. They're interacting with our brands in a number of different ways on the mobile phones. In terms of the department store closures in malls, I don't have any specific metrics to point to. I would say that we have seen mall traffic declining for some time. And I believe that where some of those stores are dosing, there are -- they are in places where mall traffic has been declining. And in some cases, we have seen improvements where landlords have redeveloped that space to be -- have more engaging dining and entertainment options, and it drives more traffic to the mall overall. So it's a mixed bag, and I don't have any specific traffic patterns I can point to. Operator And now we'll go to Mark Altschwager with Robert W. Baird. Mark R. Altschwager - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst I wanted to follow up on gross margin. Joanne, if you could just maybe talk about some of the drivers to gross margin improvement for the back half of the year. It sounds like there's going to be some overhang in Q2, but is there an expectation that the broader promotional environment is going to improve in the back half? Or is it primarily the corrections on the design and allocation front that you're working on, and any other controllable drivers that you're baking in? 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 25, 2017 / 12:30PM, ANF - Q1 2017 Abercrombie & Fitch Co Earnings Call

Joanne C. Crevoiserat - Abercrombie & Fitch Co. - CFO, COO and EVP of Finance Yes, the controllable drivers on margin in the back half include AUC benefit, so we continue to expect to have AUC improvement as we move through the back half. And as it relates to the AUR stabilization, it's related to improved execution on our side from having better assortments, weight and depth behind the key items and key ideas, where last year, as we moved through the back half of the year, we disappointed a number of our customers and were out of stock on the key items. Our assortments got -- were broken early, and we had to work through them at deeper levels, and also the way we leverage our loyalty program and marketing. And then the -- from an inventory management standpoint, that also plays a role. And we continue to manage our inventory tightly and expect that we'll be able to drive inventory productivity and better sell-through as we move through the back half of the year. Operator Our next question comes from Kimberly Greenberger with Morgan Stanley. Lauren Elizabeth Cassel - Morgan Stanley, Research Division - Research Associate This is Lauren Cassel on for Kimberly. I think last quarter, you indicated that you were seeing minimal sales recaptured from [primarily] closed stores. Wondering if you have any update there. And then if you could just comment if you're seeing any differences in your comp performance between mall and -- mall locations and then within A, B and C malls. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - CFO, COO and EVP of Finance Yes. In terms of sales recapture from closed stores, we monitor and look at that on a long-term basis, so it won't move much quarter-over-quarter. We are very focused on engaging our customers and driving loyalty to be a -- better able to retain customers in locations where stores closed. So that is the genesis and the focus of our efforts as it relates to driving stronger loyalty programs, stronger CRM capabilities behind our loyalty programs, so that we can retain that customer. In terms of comp performance between mall and off-mall locations, most of our locations, chain store locations are on malls. The off-mall locations tend to be our flagship and tourist stores, where we're seeing persistent headwinds in the tourist locations, particularly in international markets. However, we did see some trend improvement in our international and flagship and tourist locations in the first quarter with slight improvement, and we still see traffic headwinds there. So that is the biggest driver of our differences in our comp performance. Operator Now we'll go to Susan Anderson with FBR Capital Markets. Luke Chamberlain Hatton - FBR Capital Markets & Co., Research Division - Associate This is Luke Hatton on for Susan. Just asking about -- going along, sorry, with the department store closures theme and you talked about some rent expense savings. Are you seeing any concessions from landlords? And how does it differ between the A, B and C mall? Joanne C. Crevoiserat - Abercrombie & Fitch Co. - CFO, COO and EVP of Finance Yes, we are very focused on rightsizing our fleet. We talked about it in our prepared remarks. We've seen the customer shift in terms of their shopping preferences. And we're working, and have been working for several years to right size our store footprint. And that includes closing stores in locations -- in certain locations, but it also includes downsizing and remodeling stores to drive productivity and that is our focus. We continue to partner with our landlords on all of those conversations. We have a portfolio of stores with them, and they have a portfolio of malls. And we work 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 25, 2017 / 12:30PM, ANF - Q1 2017 Abercrombie & Fitch Co Earnings Call

to strike the right balance for our business of making sure we have the right footprint in terms of having store locations in the right malls and making sure those stores are productive and the right size. And those conversations are ongoing. Fran Horowitz - Abercrombie & Fitch Co. - CEO and Director I think that was the last question. I just want to thank everybody, again, for participating this morning. I'd like to reiterate that overall, I am encouraged by the progress that has been made in a still challenging and heavily promotional retail environment. We are making meaningful improvements to our business. And we remain confident in our strategic direction and our team's ability to execute our plans. Thank you. D I S C L A I M E R Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2017, Thomson Reuters. All Rights Reserved. 10426306-2017-05-26T12:45:27.087 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. MAY 25, 2017 / 12:30PM, ANF - Q1 2017 Abercrombie & Fitch Co Earnings Call